Exhibit 4.1

SHARE CERTIFICATE

Number of certificate	Number of shares

Blue-Touch Holdings Group Co., Ltd

COMPANY NUMBER [NUMBER]

This is to certify that [Name] of [Address] is the registered holder of [Number] [Share Class] shares of [Value] each being [partly paid to the extent of [amount in words] [amount in numerals] per share]]/[fully paid][and numbered [number]] in the above-named company, subject to the memorandum and articles of association of the company.

[Transfer date]

Director	Director/Secretary